Exhibit 4.5

CYNAPSUS THERAPEUTICS INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014

(Expressed in Canadian Dollars)

CYNAPSUS THERAPEUTICS INC.

December 31, 2014

INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Cynapsus Therapeutics Inc.

We have audited the accompanying consolidated financial statements of Cynapsus Therapeutics Inc., which comprise the consolidated statement of financial position as at December 31, 2014 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cynapsus Therapeutics Inc. as at December 31, 2014, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other matter

The consolidated financial statements of Cynapsus Therapeutics Inc. for the year ended December 31, 2013 were audited by another auditor who expressed an unmodified opinion on these statements on April 8, 2014.

Toronto, Canada	Chartered Professional Accountants
March 16, 2015	Licensed Public Accountants

CYNAPSUS THERAPEUTICS INC.

Consolidated Statement of Financial Position

As at December 31, 2014

(in Canadian dollars)

	NOTES	December 31, 2014	December 31, 2013
		$	$
ASSETS
Current assets
Cash and cash equivalents	8	17,448,497	2,289,046
Prepaid expenses and other current assets		269,779	118,329

Total current assets		17,718,276	2,407,375
Non-current assets
Property, plant and equipment	9	257,830	13,737
Intangible assets	10	574,522	727,957

Total assets		18,550,628	3,149,069

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	11, 17	3,080,631	2,315,082
Deferred grant proceeds	16	—	239,968

Total current liabilities		3,080,631	2,555,050

SHAREHOLDERS’ EQUITY
Share capital	13	31,740,941	16,156,398
Equity reserves
Warrants	13	13,452,183	4,211,014
Share-based payments	13	2,787,525	1,918,672
Deficit		(32,510,652)	(21,692,065)

Total shareholders’ equity		15,469,997	594,019

Total liabilities and shareholders’ equity		18,550,628	3,149,069

COMMITMENTS AND CONTINGENT LIABILITIES (Note 18)

SUBSEQUENT EVENTS (Note 20)

APPROVED ON BEHALF OF THE BOARD:

“Ronald Hosking” , Director	“Rochelle Stenzler” , Director

The accompanying notes are an integral part of these consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Consolidated Statement of Loss and Comprehensive Loss

For the year ended December 31, 2014

(in Canadian dollars, except per share and share figures)

	NOTES	December 31, 2014	December 31, 2013
		$	$
EXPENSES
Research and development	14	6,193,167	1,661,823
Operating, general and administrative	15	5,006,101	2,820,935
Share-based payments	13	975,627	516,274
Amortization of intangible assets	10	58,986	58,986
Depreciation of property, plant and equipment	9	16,131	2,050
Foreign exchange (gain) loss		(691,578)	44,520
Recovery on scientific research		(91,717)	(44,232)
Research grant	16	(694,628)	(424,187)
Other income		—	(2,200)
Severance and prior years’ bonuses	11, 17	—	762,103
Debenture accretion and interest costs	12	—	187,975
Gain on debenture exchange	12	—	(1,153,000)
Loss on disposal of property, plant and equipment	9	—	1,325
Loss on impairment of intangible assets	10	94,449	—
Other interest (income) expense and related charges		(47,951)	915

Loss and comprehensive loss for the year		10,818,587	4,433,287

Loss per share – basic and diluted		0.16	0.13
Weighted average number of shares outstanding – basic and diluted		67,710,167	34,672,871

The accompanying notes are an integral part of these consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Consolidated Statement of Changes in Equity

For the year ended December 31, 2014

(in Canadian dollars)

	Share Capital	Equity Reserves – Warrants	Equity Reserves – Share-based Payments	Deficit	Total
	$	$	$	$	$
Balance as at December 31, 2012	10,528,756	317,423	1,402,398	(17,258,778)	(5,010,201)
Prospectus offering, first closing, net of transaction costs	2,908,293	2,619,761	—	—	5,528,054
Prospectus offering, second closing, net of transaction costs	580,013	556,079	—	—	1,136,092
Debenture exchange, net of transaction costs	2,139,336	717,751	—	—	2,857,087
Share-based payments	—	—	516,274	—	516,274
Loss for the year	—	—	—	(4,433,287)	(4,433,287)

Activity for the year	5,627,642	3,893,591	516,274	(4,433,287)	5,604,220

Balance as at December 31, 2013	16,156,398	4,211,014	1,918,672	(21,692,065)	594,019

Prospectus offering, net of transaction costs	13,037,024	9,803,212	—	—	22,840,236
Exercise of warrants	2,320,627	(562,043)	—	—	1,758,584
Exercise of share-based payments	226,892	—	(106,774)	—	120,118
Share-based payments	—	—	975,627	—	975,627
Loss for the year	—	—	—	(10,818,587)	(10,818,587)

Activity for the year	15,584,543	9,241,169	868,853	(10,818,587)	14,875,978

Balance as at December 31, 2014	31,740,941	13,452,183	2,787,525	(32,510,652)	15,469,997

The accompanying notes are an integral part of these consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Consolidated Statement of Cash Flows

For the year ended December 31, 2014

(in Canadian dollars)

	NOTES	December 31, 2014	December 31, 2013
		$	$
Operating activities
Loss for the year		(10,818,587)	(4,433,287)
Items not affecting cash:
Share-based payments	13	975,627	516,274
Amortization of intangible assets	10	58,986	58,986
Depreciation of property, plant and equipment	9	16,131	2,050
Debenture accretion	12	—	132,428
Accrual of debenture interest	12	—	55,547
Unrealized gain on foreign exchange		(691,578)	—
Loss on impairment of intangible assets	10	94,449	—
Loss on disposal of property, plant and equipment	9	—	1,325
Gain on debenture exchange	12	—	(1,153,000)

		(10,364,972)	(4,819,677)
Changes in non-cash working capital:
Change in prepaid expenses and other current assets		(151,450)	(55,814)
Change in accounts payables and accrued liabilities		765,549	452,684
Deferred grant proceeds	16	(239,968)	239,968

Net cash used in operating activities		(9,990,841)	(4,182,839)

Investing activities
Purchase of property, plant and equipment	9	(260,224)	(11,442)

Net cash used in investing activities		(260,224)	(11,442)

Financing activities
Gross proceeds from issuance of shares and warrants	13	25,000,000	7,317,536
Commissions and share issuance costs	13	(2,159,764)	(667,186)
Gross proceeds from exercise of warrants	13	1,758,584	—
Gross proceeds from exercise of share-based payments	13	120,118	—
Partial repayment of debentures (principal and interest)	12	—	(217,424)

Net cash provided by financing activities		24,718,938	6,432,926

Effect of exchange rate changes on cash and cash equivalents		691,578	—

Increase in cash and cash equivalents		15,159,451	2,238,645
Cash and cash equivalents, beginning of year		2,289,046	50,401

Cash and cash equivalents, end of year		17,448,497	2,289,046

The accompanying notes are an integral part of these consolidated financial statements.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

1.	NATURE OF OPERATIONS

Cynapsus Therapeutics Inc. (“Cynapsus” or the “Company”) is a specialty pharmaceutical company developing an improved dosing formulation of an approved drug used to treat the symptoms of Parkinson’s disease. The Company’s shares are listed (CTH: TSX) on the TMX Group Inc.’s Toronto Stock Exchange (“Exchange”) and traded in the U.S. on OTCQX International (CYNAF: OTCQX). Cynapsus was incorporated under the federal laws of Canada. The head office, principal address, registered address and records office of the Company are located at 828 Richmond Street West, Toronto, Ontario, Canada, M6J 1C9.

2.	BASIS OF PREPARATION

The consolidated financial statements consolidate the financial statements of Cynapsus and its wholly-owned subsidiary, Adagio Pharmaceuticals Ltd. (“Adagio”). All significant intercompany transactions and balances have been eliminated.

These consolidated financial statements of the Company and its subsidiary were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). On March 16, 2015, the Board of Directors approved and authorized these consolidated financial statements for the year ended December 31, 2014.

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current year.

In the opinion of management, all adjustments considered necessary for fair presentation of the Company’s financial position, results of operations and cash flows have been included.

3.	NEW ACCOUNTING POLCIES

IFRIC 21 – International Financial Reporting Standards Interpretations Committee Interpretation 21, Levies (“IFRIC 21”) was issued in May 2013. IFRIC 21 provides guidance on when to recognize a liability to pay a levy imposed by a government that is accounted for in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014 and is to be applied retrospectively. The Company adopted IFRIC 21 in its consolidated financial statements for the annual period beginning on January 1, 2014. The adoption did not have a material impact on the consolidated financial statements.

IAS 32 Financial Instruments: Presentation (“IAS 32”) was amended by the IASB in December 2011 to clarify certain aspects of the requirements on offsetting. The amendments focus on the criterion that an entity currently has a legally enforceable right to set off the recognized amounts and the criterion that an entity intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously. The adoption of the amendments to this standard on January 1, 2014 had no material impact on the consolidated financial statements of the Company.

IAS 36 Impairment of Assets (“IAS 36”) was amended by the IASB in May 2013 to clarify the requirements to disclose the recoverable amounts of impaired assets and require additional disclosures about the measurement of impaired assets when the recoverable amount is based on fair value less costs of disposal, including the discount rate when a present value technique is used to measure the recoverable amount. The adoption of the amendments to this standard on January 1, 2014 had no material impact on the consolidated financial statements of the Company.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

4.	FUTURE ACCOUNTING CHANGES

Certain pronouncements that were issued by the IASB or the International Financial Reporting Interpretations Committee are mandatory for accounting periods beginning on or after January 1, 2015. Many are not applicable or do not have a significant impact to the Company and have been excluded. The following pronouncement has not yet been adopted and is being evaluated to determine its impact on the Company.

IFRS 9 Financial Instruments (“IFRS 9”) was issued by the IASB in July 2014 and will replace IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”) and all previous versions of IFRS 9. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost, fair value through profit or loss, or fair value through other comprehensive income. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9, except that an entity choosing to measure a financial liability at fair value will present the portion of any change in fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than within profit or loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 is effective for annual periods beginning on or after January 1, 2018. Earlier adoption is permitted.

5.	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of these consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual outcomes could differ from these estimates. The consolidated financial statements include estimates, which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the consolidated financial statements, and may require accounting adjustments based on future occurrences.

The estimates and underlying assumptions are reviewed on a regular basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. The areas which require management to make significant judgments, estimates and assumptions in determining carrying values include, but are not limited to:

Intangible assets

The Company estimates the useful lives of intangible assets from the date they are available for use in the manner intended by management and periodically reviews the useful lives to reflect management’s intent about developing and commercializing the assets. Management also estimates their recoverability to assess if there has been an impairment. The amounts and timing of recorded expenses for amortization and impairment of intangible assets for any period are affected by these estimates. The estimates are reviewed at least annually and are updated if expectations change as a result of technical or commercial obsolescence, generic threats and legal or other limits to use. It is possible that changes in these factors may cause significant changes in the estimated useful lives of the Company’s intangible assets in the future.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

5.	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS (continued)

Share-based payments

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the market-based and performance-based share awards are determined at the date of grant using generally accepted valuation techniques. Assumptions are made and judgments are used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviors and corporate performance. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Contingencies

See Note 18, Commitments and Contingent Liabilities.

6.	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in the preparation of these consolidated financial statements are described below.

Subsidiaries

Subsidiaries are entities over which the Company has control. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The Company has a shareholding of more than one half of the voting rights in its subsidiary. The effects of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are deconsolidated from the date control ceases.

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial assets and liabilities are offset and the net amount is reported in the consolidated statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

At initial recognition, the Company classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

(i)	Financial assets and liabilities at fair value through profit or loss: A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short term. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of loss and comprehensive loss. Gains and losses arising from changes in fair value are presented in the consolidated statement of loss and comprehensive loss in the period in which they arise.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

(ii)	Available-for-sale investments: Available-for-sale investments are non-derivatives that are either designated in this category or not classified in any of the other categories. Available-for-sale investments are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in other comprehensive income. When an available-for-sale investment is sold or impaired, the accumulated gains or losses are moved from accumulated other comprehensive income to the consolidated statement of loss and comprehensive loss and are included in other gains and losses.

(iii)	Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are initially recognized at the amount expected to be received, less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

(iv)	Financial liabilities at amortized cost: Financial liabilities at amortized cost are initially recognized at the amount required to be paid, less transaction costs, and when material, a discount to reduce the payables to fair value. Subsequently, financial liabilities at amortized cost are measured at amortized cost using the effective interest method. Financial liabilities are classified as current liabilities if payment is due within twelve months. Otherwise, they are presented as non-current liabilities.

Impairment of financial assets

A financial asset not carried at fair value is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be measured reliably.

Objective evidence that financial assets are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise or indicators that a debtor will enter bankruptcy.

The Company considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

In assessing collective impairment, the Company uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgment as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the assets’ original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognized through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

Cash and cash equivalents include business savings accounts and short-term, highly liquid investments that are readily convertible to known amounts of cash, with original maturities of ninety days or less and which are not subject to significant risk of changes in value. As at December 31, 2014, the Company had nil in cash equivalents (December 31, 2013 - $30,000).

Prepaid expenses and other current assets

Prepaid expenses consist of amounts paid in advance for items that have future value to the Company. Other current assets consist of amounts due from tax credits receivable.

Property, plant and equipment

Property, Plant and Equipment is recorded at cost, less accumulated depreciation and accumulated impairment losses. The initial cost of property, plant and equipment comprises its purchase price. The useful lives of property, plant and equipment are reviewed at least once per year. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment. Property, plant and equipment are depreciated using the diminishing balance or straight-line method based on their estimated useful lives as follows:

•	Computer equipment – 30% diminishing balance per annum

•	Furniture and fixtures – 20% diminishing balance per annum

•	Leasehold improvements – straight-line over the remaining term of the lease

Intangible assets

Intangible assets are comprised of a license for intellectual property, and intellectual property that was acquired. The license for intellectual property is recorded at cost net of accumulated impairment losses. The intellectual property acquired is recorded at cost and is amortized on a straight-line basis over an estimated useful life of 15 years net of any accumulated impairment losses.

Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less cost to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purposes of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash flows of other assets or groups of assets (the “cash-generating unit”, or “CGU”).

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated to reduce the carrying amount of the assets in the unit (group of units) on a pro rata basis.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation and amortization, if no impairment loss had been recognized.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are obligations to pay for goods and services that have been acquired in the ordinary course of business from suppliers and are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Share capital

The Company records proceeds from share issuances net of issue costs and any tax effects. Common shares issued for consideration other than cash are valued based on their estimated market value on the earlier of the date the shares are issued or the goods or services are received from the counterparty.

Research and development costs

The Company conducts research and development programs and incurs costs related to these activities, including employee compensation, materials, professional services and services provided by contract research organizations. Research and development costs, net of contractual reimbursements from development partners, are expensed in the periods in which they are incurred. Development costs currently do not meet the criteria for deferral.

General provisions

Provisions are recognized when (a) the Company has a present obligation (legal or constructive) as a result of a past event, and (b) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of loss and comprehensive loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee entitlements

Employee entitlements to annual leave are recognized as the employees earn them. A provision, stated at current cost, is made for the estimated liability at period end.

Income taxes

Income taxes comprise current and deferred taxes. Current taxes are the expected tax payable on the taxable income for the year using tax rates enacted or substantively enacted at the end of the reporting period and any adjustment to tax payable in respect of previous years. Deferred taxes are recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income taxes are determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the consolidated statement of financial position date and are expected to apply when the deferred tax asset or liability is settled. Deferred tax assets are recognized to the extent that it is probable that the assets can be recovered.

Share-based payments

The Company has a stock option plan that is described in Note 13(iv). Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting period. Share-based payments to non-employees are measured at the fair value of the goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The offset to the recorded cost is applied to share-based payments reserve. Consideration received on the exercise of stock options is recorded as share capital and the related share-based payments reserve is transferred to share capital.

Research grants

Research grants are recognized as a recovery on scientific research in the consolidated statement of loss and comprehensive loss when there is reasonable assurance that the Company will comply with the conditions attached to them and that the grants will be received. The Company only recognizes grant proceeds on the consolidated statement of loss and comprehensive loss when the proceeds have been spent on research expenses. Grant amounts received before are recorded as deferred grant proceeds.

Foreign currency translation

The consolidated financial statements are presented in Canadian dollars, the functional currency of the Company and its subsidiary. Revenue and expenses denominated in foreign currencies are translated into Canadian dollars using the exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated using the rate in effect at the consolidated statement of financial position date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value was determined. Related exchange gains and losses are included in the determination of loss for the year.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

6.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per share

Basic loss per share is calculated using the weighted number of shares outstanding. Diluted loss per share is calculated assuming that any proceeds from the exercise of dilutive stock options and warrants would be used to repurchase common shares at the average market price during the year, with the incremental number of shares being included in the denominator of the diluted loss per share calculation. The diluted loss per share calculation excludes any potential conversion of options and warrants that would increase earnings per share or decrease loss per share. All shares issuable from options and warrants were excluded from the computation of diluted loss per share because they were anti-dilutive for the years ended December 31, 2014 and 2013. On February 28, 2013, the Company completed a share consolidation of the Company’s issued and outstanding common shares on the basis of one (1) new common share for every ten (10) common shares issued and outstanding. All common shares, options, warrants and per share amounts have been restated to give retrospective effect to the share consolidation.

7.	RISK MANAGEMENT

Financial risk management

In the normal course of business, the Company is exposed to a number of financial risks that can affect its operating performance. These risks are credit risk, liquidity risk and market risk. The Company’s overall risk management program and prudent business practices seek to minimize any potential adverse effects on the Company’s financial performance. There were no changes in the Company’s approach to risk management during the years ended December 31, 2014 and 2013.

(i)	Credit risk

The Company’s cash balance is on deposit with a Canadian chartered bank. The Company has no significant concentration of credit risk arising from operations. Management believes that the credit risk concentration with respect to these financial instruments is remote.

(ii)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due (See Note 2). As at December 31, 2014, the Company had cash of $17,448,497 and other current assets of $269,779 (December 31, 2013—$2,289,046 and $118,329) to settle current liabilities of $3,080,631 (December 31, 2013—$2,555,050). The Company’s accounts payable and accrued liabilities have contractual maturities of less than 30 days and are subject to normal trade terms; however, some accounts payable have been outstanding for more than one year. The Company believes movement in interest rates is reasonably possible over the next 12 months. Since cash has varying terms and rates, sensitivity to a plus or minus 1% change in rates could affect the Company’s net loss by approximately $45,000.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

7.	RISK MANAGEMENT (continued)

Market risk

(i)	Interest rate risk

The Company had a cash balance of $17,448,497 as at December 31, 2014. The Company’s current policy is to invest excess cash in a business savings account and investment-grade short-term deposit certificates issued by its banking institutions. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks. The Company considers interest rate risk to be minimal as investments are short-term.

(ii)	Foreign currency risk

The Company’s functional and presentation currency is the Canadian dollar and all amounts in the consolidated financial statements are expressed in Canadian dollars, unless otherwise noted. Most purchases are transacted in Canadian dollars. The Company funds certain research and development expenses in the United States and Europe on a cash call basis using the US dollar and the euro converted from its Canadian dollar bank accounts held in Canada. Management believes the foreign exchange risk derived from currency conversions is not significant and therefore does not hedge its foreign exchange risk. As at December 31, 2014, the Company had cash of $12,370,423 and accounts payable of $1,539,496 denominated in US dollars (December 31, 2013—$253,050 and $474,868). A plus or minus 10% change in foreign exchange rates could affect the Company’s net loss by approximately $1,070,000.

(iii)	Price risk

The Company is exposed to price risk with respect to Active Pharmaceutical Ingredient (“API”) prices used in research and development activities. The Company monitors API prices in the United States, Europe and Asia to determine the appropriate course of action to be taken by the Company. Management believes that the price risk concentration with respect to API is minimal.

(iv)	Fair value

IFRS require that the Company disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the consolidated statement of financial position date based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

The Company has designated its cash equivalents as held-for-trading, measured at fair value. Cash is classified as loans and receivables, measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.

The carrying amounts for cash, accounts payable and accrued liabilities on the consolidated statement of financial position approximate fair value because of the short term of these instruments.

The Company’s financial instruments that are carried at fair value consist of cash equivalents that do not have quoted market prices. They have been classified as level 2 within the fair value hierarchy.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

7.	RISK MANAGEMENT (continued)

Capital risk management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support its research and development activities. The Company’s capital structure consists of share capital and equity reserves. The Board of Directors does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the business.

The products which the Company currently has in its pipeline are in the research stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned research and development and pay for administration costs, the Company will spend its existing working capital and raise additional amounts as needed.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the years ended December 31, 2014 and 2013. The Company and its subsidiary are not subject to externally imposed capital requirements.

8.	CASH AND CASH EQUIVALENTS

The following is a summary of cash and cash equivalents as at December 31:

	2014	2013
	$	$
Cash in accounts at a Canadian chartered bank	17,448,497	2,259,046
Guaranteed investment certificates issued by a Canadian chartered bank	—	30,000

	17,448,497	2,289,046

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

9.	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment as at December 31, 2014 and 2013:

	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Total
	$	$	$	$
Cost
Balance as at December 31, 2012	15,270	9,318	—	24,588
Additions	11,442	—	—	11,442
Disposals	(9,508)	—	—	(9,508)

Balance as at December 31, 2013	17,204	9,318	—	26,522

Additions	182,569	44,775	32,880	260,224

Balance as at December 31, 2014	199,773	54,093	32,880	286,746

Accumulated Depreciation
Balance as at December 31, 2012	11,958	6,960	—	18,918
Depreciation	1,578	472	—	2,050
Disposals	(8,183)	—	—	(8,183)

Balance as at December 31, 2013	5,353	7,432	—	12,785

Depreciation	5,581	3,550	7,000	16,131

Balance as at December 31, 2014	10,934	10,982	7,000	28,916

Net book value
Net book value as at December 31, 2013	11,851	1,886	—	13,737

Net book value as at December 31, 2014	188,839	43,111	25,880	257,830

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

10.	INTANGIBLE ASSETS

The following is a summary of intangible assets as at December 31, 2014 and 2013:

	APL-130277 Patents	License Agreement	Total
	$	$	$
Cost
Balance as at December 31, 2012, 2013 and 2014	718,150	200,000	918,150

Accumulated Amortization
Balance as at December 31, 2012	47,876	83,331	131,207
Amortization	47,876	11,110	58,986

Balance as at December 31, 2013	95,752	94,441	190,193

Amortization	47,876	11,110	58,986
Impairment	—	94,449	94,449

Balance as at December 31, 2014	143,628	200,000	343,628

Net book value
Net book value as at December 31, 2013	622,398	105,559	727,957

Net book value as at December 31, 2014	574,522	—	574,522

On December 22, 2011, the Company completed the acquisition of 100% of the outstanding common shares of Adagio and certain indebtedness of Adagio. The acquisition was accounted for as a purchase of assets by the Company, as Adagio did not meet the definition of a business. The aggregate purchase price was $702,987 including common shares valued at $520,000 and $182,987 of costs related to the acquisition. After the inclusion of Adagio’s assets ($71) and liabilities ($15,234), $718,150 was recorded to intangible assets.

On June 10, 2005, the Company entered into a license agreement with a research and development company relating to technologies associated with the Company’s previous drug development candidate. The license is for patents that have been issued in certain jurisdictions, which will expire in February 2023, and are currently pending in other jurisdictions. On December 31, 2014, due to an investor presentation issued by the licensee emphasising a different product line in their development pipeline, and not showing any progress on the licensed project, the Company reviewed the carrying value of the intangible asset for potential impairment. The Company determined that there are no expected future cash flows attributable to this asset and recorded an impairment charge of $94,449 to write down the carrying value of the intangible asset to zero.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following is a summary of accounts payable and accrued liabilities as at December 31:

	2014	2013
	$	$
Trade payables	2,240,026	1,050,911
Due to related parties (Note 17)	128,713	170,236
Bonus accruals to related parties (Note 17)	508,710	715,068
Other accrued liabilities	203,182	378,867

	3,080,631	2,315,082

12.	GAIN ON DEBENTURES EXCHANGE

On March 1, 2013, holders of $4,030,244 in Series A to Series E debentures agreed to an exchange of debt for shares and warrants, with the remaining $217,424 repaid (See Note 13(ii)). The fair value of the common shares and warrants issued was estimated at the time of grant to be $2,154,428 and $722,816, respectively (see Note 13(ii)). This resulted in a gain on the settlement of the debentures of $1,153,000. The related share and warrant issue cost was $20,157. As a result, $2,139,336 was recorded in share capital and $717,751 was recorded in equity reserves – warrants for the year ended December 31, 2013.

The changes in the value of debentures were as follows:

Debentures
$
Balance, December 31, 2012	4,059,693
Debenture accretion expense	132,428
Accrual of debenture interest expense	55,547
Issuance of shares in exchange for debentures	(2,154,428)
Issuance of warrants in exchange for debentures	(722,816)
Gain on exchange of debentures	(1,153,000)
Repayment of Series A1, A2, B and E5 debentures	(217,424)

Balance, December 31, 2013 and December 31, 2014	—

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL

i)	Authorized common shares

Unlimited number of common shares with no par value

ii)	Issued and outstanding common shares

Number of Common Shares
#
Balance, December 31, 2012	14,214,922
Shares issued for cash	15,907,688
Shares issued for debt from debenture exchange	8,761,399

Balance, December 31, 2013	38,884,009
Shares issued for cash	38,461,538
Shares issued for cash from exercise of warrants	2,655,235
Shares issued for cash from exercise of share-based payments	333,667

Balance, December 31, 2014	80,334,449

On March 1, 2013, the Company announced that it completed its short form prospectus offering (the “Offering”) of 13,061,688 units at a price of $0.46 per unit for aggregate gross proceeds of $6,008,376. Each unit consisted of one common share and one share purchase warrant. Each warrant entitles the holder to acquire one additional common share at an exercise price of $0.575 per share from the closing date for a period of 60 months, except that the warrants will be cancelled if they are not exercised within 30 days after prior written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been $1.38 or greater for 20 consecutive trading days. The Company paid the agent a work fee of $87,500 plus applicable taxes and reimbursed the agent for certain expenses incurred in connection with the Offering. The Company also paid the agent a cash commission of $47,088 and issued 102,365 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the Offering. In addition, the Company paid other registered dealers and brokers cash commissions of $117,500 and issued 255,434 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the Offering.

The grant date fair value of the warrants and broker warrants were estimated at $2,802,779 and $76,927 respectively, using the Black-Scholes option pricing model based on the following assumptions: risk free interest rate of 1.19%, expected life of 5 years, expected dividend rate of 0%, and expected volatility of 114%. The issue cost allocated to warrants was $259,945.

In addition, on February 28, 2013, the Company completed a share consolidation of the Company’s issued and outstanding common shares concurrent on the basis of one (1) new common share for every ten (10) common shares issued and outstanding. All common shares, options, warrants and per share amounts have been restated to give retrospective effect to the share consolidation.

Concurrent with the closing of the Offering, the Company and holders of the Series A to E debentures agreed to convert $4,030,244 in debt for common shares and warrants. This resulted in 8,761,399 common shares and 4,380,700 debenture warrants being issued. The common shares were valued at

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

ii)	Issued and outstanding common shares (continued)

$2,154,428 based on their estimated fair value from the concurrent Offering. Each debenture warrant entitles the holder to acquire one common share at a price of $0.575 for a period of 24 months after the closing date.

The grant date fair value of the warrants was estimated at $722,816 using the Black-Scholes option pricing model based on the following assumptions: risk free interest rate of 0.97%, expected life of 2 years, expected dividend rate of 0%, and expected volatility of 114%. The issue cost allocated to warrants was $5,065.

On March 21, 2013, the Company announced that it completed a second closing of the Offering. The Company issued 2,846,000 units at a price of $0.46 per unit for aggregate gross proceeds of $1,309,160. Each unit consisted of one common share and one share purchase warrant. Each warrant entitles the holder to acquire one additional common share at an exercise price of $0.575 per share from the closing date for a period of 60 months, except that the warrants will be cancelled if they are not exercised within 30 days after prior written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been $1.38 for 20 consecutive trading days. The Company paid to the agent a cash commission of $33,064 and issued 71,880 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the Offering. In addition, the Company paid other registered dealers and brokers cash commissions of $71,668 and issued 155,800 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the Offering.

The grant date fair value of the warrants and broker warrants were estimated at $610,695 and $48,951 respectively, using the Black-Scholes option pricing model based on the following assumptions: risk free interest rate of 1.23%, expected life of 5 years, expected dividend rate of 0%, and expected volatility of 113%. The issue cost allocated to warrants was $103,567.

On April 15, 2014, the Company announced that it completed its previously announced short form prospectus offering of units. Pursuant to the offering, the Company issued an aggregate of 38,461,538 units at a price of $0.65 per unit for gross proceeds of $25,000,000. Each unit consists of one common share of the Company and one common share purchase warrant of the Company. The units immediately separated on closing into common shares and warrants. Each warrant entitles the holder to purchase one common share at a price equal to $0.81 per share for a period of 60 months after the closing of the offering, except that, subject to certain exceptions, the warrants will be cancelled if they are not exercised within 30 days after written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been $1.95 per common share or more for 20 consecutive trading days. The Company paid a Canadian agent a work fee in the amount of $65,500, plus HST, and reimbursed the Canadian agent and the U.S. agent for certain expenses incurred in connection with the offering. In addition, the Company paid the Canadian agent and U.S. agent cash commissions equal to a total of 7% of the offering, and issued 2,676,923 non-transferable compensation warrants, each exercisable to purchase one common share on the same terms as the warrants issued in the offering.

The grant date fair value of the warrants and broker warrants were estimated at $10,983,969, using the Black-Scholes option pricing model based on the following assumptions: risk-free interest rate of

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

ii)	Issued and outstanding common shares (continued)

1.41%, expected life of five years, expected dividend rate of 0%, and expected volatility of 110%, which was based on the historical share prices of the Company. The issue cost allocated to the warrants was $1,180,757.

As part of the April 15, 2014 offering, Dexcel Pharma, a strategic pharmaceutical investor and significant shareholder of Cynapsus, and which also has two directors on the Board of Directors of the Company, subscribed for 6,153,846 units having an aggregate subscription price of $4,000,000.

iii)	Equity Reserve – Warrants

The number of warrants outstanding as at December 31, 2013 and 2014 and changes during the years then ended are presented below:

	Number of Warrants	Equity Reserve	Weighted Average Exercise Price/Share
	#	$	$
Balance, December 31, 2012	1,257,896	317,423	0.860
Expired February 2, 2013	(580,000)	—	1.000
Issued for cash on March 1, 2013 (net of costs) (see Note 13(ii))	13,061,688	2,542,834	0.575
Issued as broker compensation on March 1, 2013 (see Note 13(ii))	357,799	76,927	0.575
Issued for debt on March 1, 2013 (net of costs) (see Note 13(ii))	4,380,700	717,751	0.575
Issued for cash on March 21, 2013 (net of costs) (see Note 13(ii))	2,846,000	507,128	0.575
Issued as broker compensation on March 21, 2013 (see Note 13(ii))	227,680	48,951	0.575

Balance, December 31, 2013	21,551,763	4,211,014	0.580
Issued for cash on April 15, 2014 (net of costs)	38,461,538	9,088,474	0.810
Issued as broker compensation on April 15, 2014	2,676,923	714,738	0.810
Exercised	(2,655,235)	(562,043)	0.663

Balance, December 31, 2014	60,034,989	13,452,183	0.734

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

iii)	Equity Reserve – Warrants

A summary of warrants exercised during the year ended December 31, 2014 is as follows:

Number of Warrants	Cash Proceeds	Exercise Price
#	$	$
10,000	10,000	1.000
20,000	12,500	0.625
1,652,582	948,235	0.575
972,653	787,849	0.810

2,655,235	1,758,584

Warrants outstanding and exercisable as at December 31, 2014 were as follows:

Number of Warrants	Exercise Price	Exercise Trigger*	Equity Reserve	Expiry Date	Description
#	$/ Share	$/ Share	$
4,120,186	0.575	—	675,067	March 1, 2015	2013 Debenture exchange
190,000	1.000	1.50	43,147	July 18, 2017	2012 Private placement
330,400	0.625	—	75,341	October 24, 2017	2012 Private placement
127,496	0.625	—	29,036	November 23, 2017	2012 Private placement
12,139,899	0.575	1.38	2,367,394	March 1, 2018	2013 Prospectus offering, first closing
2,961,200	0.575	1.38	531,897	March 1, 2018	2013 Prospectus offering, second closing
40,165,808	0.810	1.95	9,567,234	April 15, 2019	2014 Prospectus offering
—	—	—	163,067	Various	Expired and unexercised

60,034,989			13,452,183

*Note: Included in some of the warrant agreements are provisions such that each warrant entitles the holder to purchase one common share at a price equal to the exercise price per share for a period up to the exercise date, except that, subject to certain exceptions, the warrants will be cancelled if they are not exercised within 30 days after written notice from the Company that the closing price of its common shares on the principal stock exchange of the Company has been three times the unit price of the offering or more for 20 consecutive trading days.

The weighted average grant date fair value of the warrants issued during the year ended December 31, 2014 is $0.24 (year ended December 31, 2013 - $0.19). The weighted average contractual life remaining for the warrants as at December 31, 2014 is 3.71 years (December 31, 2013 - 3.55 years).

iv)	Reserve – Share-based payments

The Company has in place a stock option plan for the purchase of common shares by its directors, officers, employees and other service providers. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

exercised at any time from the date of vesting to the date of their expiry. The number of options granted is approved by the Board of Directors. All options expire up to 365 days after the resignation of an employee or director and expire 90 days after the resignation of a consultant.

The aggregate number of common shares reserved for issuance under the stock option plan is a maximum of 10% of the issued and outstanding common shares of the Company. As at December 31, 2014, there were a total of 5,450,649 options outstanding, representing 6.8% of the issued and outstanding common shares of the Company. No one person shall be granted options representing more than 5% of the issued and outstanding common shares of the Company in a 12-month period. Option grants to persons providing consulting and investor services may not exceed 2% of the issued and outstanding common shares of the Company in any 12-month period. The options are non-assignable and non-transferable and may be granted for a term not exceeding five years. The exercise price of the options is fixed by the Board of Directors of the Company and shall not be lower than the discounted market price (as defined by the TSX) of the shares at the time of grant, subject to all applicable regulatory requirements.

The number of stock options outstanding as at December 31, 2014 and 2013, and changes during the years then ended are as follows:

	Number of Options	Weighted Average Exercise Price/Share
	#	$
Options outstanding as at December 31, 2012	1,259,750	1.10
Granted	1,790,316	0.38
Forfeited	(34,688)	1.00
Expired	(324,062)	1.42

Options outstanding as at December 31, 2013	2,691,316	0.58

Granted	3,581,000	0.87
Exercised	(333,667)	0.36
Forfeited	(143,000)	0.43
Expired	(345,000)	1.00

Options outstanding as at December 31, 2014	5,450,649	0.76

On March 1, 2013, the Company granted stock options to acquire 373,316 common shares. The stock options were granted to the President and CEO of the Company at an exercise price of $0.46 per share for a period of 5 years from the date of the grant. One-third of the options granted vested in 6 months, one-third vested in 12 months and one-third vested in 18 months.

On May 1, 2013, the Company granted stock options to acquire 1,392,000 common shares. The stock options were granted to officers, directors, employees and consultants of the Company at an exercise price equal to $0.36 per share and expire 5 years from the date of grant. One third of the options granted vested immediately, one-third vested in 6 months and one-third vested in 12 months.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

On May 28, 2013, the Company granted stock options to acquire 25,000 common shares. The stock options were granted to a director of the Company at an exercise price of $0.31 per share for a period of 5 years from the date of the grant. One third of the options granted vested immediately, one-third vested in 6 months and one-third vested in 12 months.

On May 20, 2014, the Company granted 2,256,000 options to directors and officers of the Company at an exercise price of $0.65 per share for a period of 5 years from the date of the grant. One third of the options vested immediately, one-third vested in 6 months and one-third will vest in 12 months.

On December 5, 2014, the Company granted 1,325,000 options to directors, officers, employees and consultants of the Company at an exercise price of $1.24 per share and expiring in 5 years from the date of the grant. For 650,000 of these options, one-eighth vested immediately, and at each six-month anniversary from the date of the grant, another one-eighth will vest, such that all options will have vested in 42 months. For 590,000 options, one-third will vest in 6 months, one third will vest in 12 months, and one-third will vest in 18 months. The remaining 85,000 options vested immediately.

Weighted average assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options granted during each respective year ended December 31 are as follows:

	2014	2013
Exercise price	$0.79	$0.35
Grant date share price	$0.87	$0.36
Risk-free interest rate	1.32%	1.10%
Expected dividend yield	—	—
Expected volatility	108%	111%
Expected option term	4.3 years	5 years
Weighted average fair value of options granted during the year	$0.55	$0.30

For the year ended December 31, 2014, share-based compensation expense attributable to the operating, general and administrative function was $738,584 (December 31, 2013 - $354,629) and to the research and development function was $237,043 (December 31, 2013 - $161,644).

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

13.	SHARE CAPITAL (continued)

iv)	Reserve – Share-based payments (continued)

Stock options issued and outstanding as at December 31, 2014 were as follows:

Number of Options Outstanding	Number of Options Vested and Exercisable	Effective Exercise Price/ Share	Expiry Date
#	#	$
27,500	27,500	1.00	March 3, 2015
72,500	72,500	1.00	August 12, 2015
10,000	10,000	1.00	November 10, 2015
60,000	60,000	1.00	March 4, 2016
40,000	40,000	1.00	August 19, 2016
295,000	295,000	1.00	March 23, 2017
26,000	26,000	1.00	May 30, 2017
25,000	25,000	1.00	August 29, 2017
373,316	373,316	0.46	March 1, 2018
950,000	950,000	0.36	May 1, 2018
25,000	25,000	0.31	May 28, 2018
2,221,333	1,486,667	0.65	May 20, 2019
1,325,000	166,250	1.24	December 5, 2019

5,450,649	3,557,233

The total number of common shares that were issuable pursuant to stock options that were exercisable as at December 31, 2014 is 3,557,233 (December 31, 2013 - 1,970,109). The weighted average exercise price of these options as at December 31, 2014 is $0.76 (December 31, 2013 - $0.66).

The weighted average contractual life remaining for the exercisable and outstanding shares issuable on exercise of stock options as at December 31, 2014 is 3.59 years and 3.98 years, respectively (December 31, 2013 - 3.47 years and 3.68 years).

v)	Escrow shares

On December 22, 2011, Cynapsus completed the acquisition of Adagio. Immediately following the acquisition, 2,406,162 common shares of the Company issued to Adagio shareholders were subject to corporate and/or executive escrow. In March 2013, the Company completed two closings of a short form prospectus offering for gross proceeds of $7,317,160. As a result, all the common shares held under the corporate escrow were released, with 699,530 shares remaining under the executive escrow agreement.

On December 22, 2014, the remaining 349,765 shares that were still under executive escrow were released as scheduled.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

14.	RESEARCH AND DEVELOPMENT

Components of research and development expenses for the years ended December 31 were as follows:

	2014	2013
	$	$
Salaries, benefits and bonuses	685,487	83,509
Other research and development	5,507,680	1,578,314

	6,193,167	1,661,823

15.	OPERATING, GENERAL AND ADMINISTRATIVE

Components of operating, general and administrative expenses for the years ended December 31 were as follows:

	2014	2013
	$	$
Salaries, benefits, bonuses and board fees	1,707,238	1,266,111
Other operating general, and administrative	3,298,863	1,554,824

	5,006,101	2,820,935

16.	RESEARCH GRANT

On August 8, 2012, the Company announced that it had been awarded a grant of US$947,925 ($942,977) from The Michael J. Fox Foundation (“MJFF”) for Parkinson’s Research to support clinical studies to develop APL-130277. The grant was awarded under the Foundation’s The Edmond J. Safra Core Programs for Parkinson’s Research, Clinical Intervention Awards aimed at supporting human clinical trials testing promising Parkinson’s therapies that may significantly and fundamentally improve treatment for people with Parkinson’s. Funds awarded by MJFF are to be used solely for the project and are conditioned by meeting certain milestones and deliverables.

The first milestone payment of US$297,825 ($289,516) was received on September 20, 2012 and was fully used by December 31, 2012. The second milestone payment of US$412,087 ($410,053) was received on January 30, 2013 and fully used by December 31, 2013. On December 16, 2013, the Company received the final milestone payment of US$238,012 ($254,102). As at March 31, 2014, all of the final milestone payment had been used, and nil (December 31, 2013 - $239,968) is recorded as deferred grant proceeds.

On July 3, 2014, the Company was awarded a new grant of US$500,000 from MJFF to support clinical studies to develop APL-130277, a sublingual thin film strip reformulation of apomorphine. This second MJFF grant will be used to fund the Company’s CTH-105 clinical study. The first milestone payment of US$100,000 ($112,000) was received on September 4, 2014 and was recognized as research grant income in the third quarter of 2014. The second milestone payment of US$300,000 ($342,660) was received on December 9, 2014 and was recognized as research grant income in the fourth quarter of 2014.

As part of the MJFF grant agreement, Cynapsus has made a commitment to support further Parkinson’s research by making up to US$1,000,000 in contributions to MJFF based on future sales of APL-130277 beginning the year that the Company posts net sales of APL-130277 in excess of US$5,000,000 (See Note 18, Commitments and Contingent Liabilities).

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

17.	RELATED PARTY TRANSACTIONS

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior executives. Compensation paid or payable to key management was composed of the following during the years ended December 31:

	2014	2013
	$	$
Short-term salaries, benefits and bonuses to executives	1,333,789	990,870
Prior years’ bonuses to executives	—	529,068
Director fees	281,438	143,100
Share-based payments	1,373,900	497,503

	2,989,127	2,160,541

Prior years’ bonuses recognized in 2013 represent bonuses awarded for performance in 2010 to 2012 but which were contingent on the raising of additional capital and were at the discretion of the Board of Directors. During 2013, the Company completed two closings of a short-form prospectus offering for gross proceeds of $7,317,160 (see Note 13) and as a result, these bonuses became payable.

Share-based payments presented above represent the grant date fair value of options issued during the year to key management.

As at December 31, 2014, included in accounts payable and accrued liabilities was $128,713 (December 31, 2013 - $170,236) due to officers and directors of the Company (See Note 11). These amounts are unsecured and non-interest bearing with no fixed terms of repayment. As at December 31, 2014, there were accrued bonuses to related parties of $508,710 (December 31, 2013 - $715,068). All accrued amounts were subsequently paid in full (see Note 11).

The Company’s executive agreements provide for additional payments in the event of termination without cause (see Note 18).

On March 11, 2015, the Company announced the results of the End of Phase 2 meeting with the U.S. Food and Drug Administration (“FDA”), which triggered a milestone payment to former Adagio shareholders of 1,119,403 common shares. Of the total, 602,442 shares were issued to the Company’s President and CEO (see Note 20).

18.	COMMITMENTS AND CONTINGENT LIABILITIES

As at December 31, 2014, the Company had research and development and other service contract commitments, as well as minimum future payments under operating leases for the periods presented as follows:

	Less than 1 year	1 - 2 years	Total
	$	$	$
Purchase Obligations	1,615,000	224,000	1,839,000
Operating Leases	110,000	45,000	155,000

Total Contractual Obligations	1,725,000	269,000	1,994,000

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

18.	COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Subsequent to December 31, 2014, the Company entered into additional research and other service contracts, resulting in additional purchase obligations of $1,435,000 due within two years. As a result, the total current purchase obligations are $3,274,000.

Of the total purchase obligations, one contract contains a change of control clause in which, subject to certain conditions, the Company agrees to pay the vendor an amount equal to fees based on the minimum billable hours for the remainder of the agreement term. As a triggering event has not taken place, these contingent payments have not been recognized in these financial statements. The Company does not have a practicable estimate for the amount of this contingent liability due to the nature of the triggering event. As at December 31, 2014, the maximum amount of any contingent liability, based on a remaining term of 16 months, was $650,000, which was included in the amount of unrecognized purchase obligations.

The Company is a party to certain management contracts for its executive officers. Minimum management contract termination commitments remaining under the agreements, for termination without cause, are approximately $1,189,000 and are all payable within one year.

On December 22, 2011, the Company completed the acquisition of 100% of the outstanding common shares of Adagio and certain indebtedness of Adagio (the “Transaction”). The Transaction was structured as a share exchange with Adagio shareholders receiving newly issued common shares of the Company in exchange for all of the issued and outstanding shares of Adagio. On January 28, 2015, the Company and the former Adagio shareholders, whom are substantially represented by key management and therefore are related parties, signed an amendment to the Adagio Share Purchase Agreement to better reflect the contemplated agreement between the parties. Adagio shareholders are entitled to the following remaining payments pursuant to the Transaction:

a)	a payment of $1,500,000 conditional upon the successful completion of Phase 2 CTH-105 study in Parkinson’s patients, and written confirmation from the FDA, that one Phase 3 efficacy study, one Phase 3 safety study, a bridging study and an ease-of-use study will be sufficient to allow the Company to pursue approval for a new drug application pursuant to Subsection 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act to be satisfied by the issuance of common shares at a deemed value equal to the 30-day volume weighted average trading price (“VWAP”) immediately prior to the first public announcement of the receipt of written minutes from the FDA confirming the above; and

b)	a payment of $2,500,000 conditional upon the successful completion of the APL-130277 final safety study, to be satisfied by the issuance of common shares at a deemed value equal to the 30 day VWAP immediately prior to the first public announcement of the results of such study. This study had not been started as of December 31, 2014.

With respect to the payments described in (a) and (b) above, the VWAP of the common shares may not be less than the “discounted market price” as defined in the policies of the Exchange. Subsequent to December 31, 2014, all parties signed an agreement to change the conditions of payment (a) described above. See Note 17, Related Party Disclosures and Note 20, Subsequent Events.

On July 3, 2014, as a condition of the MJFF grant agreement, the Company has made a commitment to support further Parkinson’s research by making up to US$1,000,000 in contributions to MJFF conditional on future sales of APL-130277. See Note 16, Research Grant.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

19.	INCOME TAXES

a)	Provision for income taxes:

Major items causing the Company’s income tax rate to differ from the Canadian combined federal and provincial statutory rate of approximately 26.5% (2013 - 26.5%) are as follows:

	2014	2013
	$	$
Loss before income taxes	(10,818,587)	(4,433,287)

Expected income tax recovery	(2,867,000)	(1,175,000)
Adjustments to benefit resulting from:
Expired non capital losses	355,000	133,000
Share-based compensation	259,000	137,000
Other	17,000	(295,000)
Expenses not deductible for tax purposes	9,000	47,000
Change in income tax rates	—	(229,000)
Gain on debentures exchange	—	(306,000)
Change in benefit of tax assets not recognized	2,227,000	1,688,000

Deferred income tax recovery	—	—

b)	Unrecognized deferred tax assets

Deferred income tax assets have not been recognized in respect of the following deductible temporary differences:

	2014	2013
	$	$
Non-capital loss carryforwards	26,316,000	16,676,000
Scientific research and experimental development expenditures	4,697,000	3,987,000
Share issuance costs	2,784,000	649,000
Other temporary differences	(1,117,000)	477,000

Total	32,680,000	21,789,000

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can use the benefits.

CYNAPSUS THERAPEUTICS INC.

Notes to the Consolidated Financial Statements

December 31, 2014

(in Canadian dollars)

19.	INCOME TAXES (continued)

c)	The Company had approximately $26,316,000 of non-capital losses as at December 31, 2014, which under certain circumstances can be used to reduce the taxable income of future years. The non-capital losses expire as follows:

Available To	Amount
$
2025	426,000
2026	1,730,000
2027	1,198,000
2028	1,508,000
2029	1,524,000
2030	1,177,000
2031	1,858,000
2032	1,923,000
2033	3,981,000
2034	10,991,000

26,316,000

The Company also had approximately $778,520 of investment tax credit, and $144,525 of Ontario research and development tax credit as at December 31, 2014, which under certain circumstances can be used to reduce income tax payable in future years.

20.	SUBSEQUENT EVENTS

(a)	Summary of warrants exercised since the year ended December 31, 2014 is as follows:

Number of Warrants	Cash Proceeds	Exercise Price	Expiry Date
#	$	$
4,120,186	2,369,107	0.575	March 1, 2015
763,476	438,999	0.575	March 1, 2018
1,523,209	1,233,799	0.810	April 15, 2019

6,406,871	4,041,905

(b)	On March 10, 2015, 55,000 stock options held by a former director with an exercise price of $1.00 were exercised.

On March 10, 2015, 17,333 stock options held by a former director with an exercise price of $0.65 were exercised.

On March 10, 2015, 54,000 stock options held by a former director with an exercise price of $0.36 were exercised.

(c)	On March 11, 2015, the Company announced the results of the End of Phase 2 meeting with the FDA, which triggered the milestone payment to former Adagio shareholders of 1,119,403 common shares. The fair value of these shares, $1,500,000, was recorded as an expense in 2015. See Note 17, Related Party Transactions and Note 18, Commitments and Contingent Liabilities.